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                                                                EXHIBIT 99.2


February 19, 1997

                                                                VIA FACSIMILE
                                                                (703) 394-2980

Mr. J. Roderick Heller, III
Chairman of the Board
NHP Incorporated
8065 Leesburg Pike, Suite 400
Vienna, VA 22182-2738

Dear Rod:

We are pleased to present the following proposal for your consideration:

Apartment Investment and Management Company ("AIMCO") proposes a transaction with NHP Incorporated ("NHP") in which NHP would merge with AIMCO or one of its subsidiaries (the "merger"). In the Merger, NHP stockholders (other than AIMCO) would receive $20 of AIMCO Class A Common stock (valued for such purpose at $26.75 per share) for each share of NHP common stock.

The Merger would be conditioned on the prior distribution (the "Spin-Off") of all of the outstanding capital stock of NHP's mortgage subsidiary (NHP Financial Services, Inc. or Washington Mortgage Financial Group, Ltd.) to NHP stockholders. Alternatively, AIMCO may elect to waive such condition and either
(i) increase the Merger consideration to NHP stockholders by $3.05 per share of NHP common stock, or (ii) subsequently distribute shares in such subsidiary to those persons who were NHP stockholders immediately prior to the Merger.

The amount, if any, by which (I) NHP's Free Cash Flow (as defined below) for the period from February 1, 1997 until the earlier of the effective date of the Spin-Off or the Merger, exceeds (ii) NHP's severance costs, transaction costs and transition costs in respect of such transactions, will be contributed to the mortgage subsidiary and included in the Spin-Off. "NHP's Free Cash Flow" for any period means NHP's EBITDA for such period less (a) the amount of cash payments made in respect of taxes and interest during such period, and
(b) $500,000 for each month (or ratable portion thereof) included in such period.

Although this proposal has been approved by AIMCO's Board of Directors subject to the conditions set forth below, it is, of course, subject to stockholder approval, the approval of all appropriate governmental and regulatory authorities, completion of our due diligence, as well as

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J. Rod Heller, III
February 19, 1997
Page 2



the execution of a definitive agreement that would contain representations, warranties, covenants, conditions and other terms customary for a transaction of this type. The Merger would also be conditioned on the transaction not having any adverse consequences with respect to AIMCO's status as a real estate investment trust under Federal tax laws.

We are very interested in the possibility of a transaction with NHP and are prepared to move promptly and expeditiously. We believe our proposal presents an attractive opportunity for NHP and its investors. We look forward to your response to this proposal and are prepared to meet with you or other representatives of NHP at any time to discuss any aspect of it. I can be reached at (303) 691-4330.

Sincerely yours,



Terry Considine
Chairman and CEO

cc:  M. Eisenson
     H. Winokur
     P. Kompaniez